JAMBA, INC.

Executive Retention and Severance Plan

Table of Contents

Page

1.	Establishment and Purpose of Plan		- 1 -

	1.1	Establishment	- 1 -

	1.2	Purpose	- 1 -

	1.3	Plan Document and Summary Plan Description	- 1 -

2.	Definitions and Construction		- 1 -

	2.1	Definitions	- 1 -

	2.2	Construction	- 6 -

3.	Eligibility and Participation		- 6 -

4.	Termination in the Absence of a Change in Control		- 6 -

	4.1	Involuntary Termination	- 6 -

	4.2	Other Terminations	- 8 -

5.	Treatment of Equity Awards Upon a Change in Control		- 9 -

	5.1	Options	- 9 -

	5.2	Restricted Stock and Restricted Stock Units	- 9 -

	5.3	Other Equity Awards/Performance Awards	- 9 -

6.	Termination Upon a Change in Control		- 9 -

	6.1	Accrued Obligations	- 9 -

	6.2	Severance Benefits	- 10 -

7.	Certain Federal Tax Considerations		- 11 -

	7.1	Federal Excise Tax Under Section 4999 of the Code	- 11 -

	7.2	Compliance with Section 409A	- 12 -

8.	Conflict in Benefits; Noncumulation of Benefits		- 14 -

	8.1	Effect of Plan	- 14 -

	8.2	Noncumulation of Benefits	- 14 -

9.	Exclusive Remedy		- 14 -

10.	Proprietary and Confidential Information		- 14 -

11.	No Contract of Employment		- 14 -

12.	Claims for Benefits		- 15 -

	12.1	ERISA Plan	- 15 -

	12.2	Application for Benefits	- 15 -

Table of Contents

(continued)

Page

	12.3	Appeal of Denial of Claim	- 15 -

13.	Successors and Assigns		- 16 -

	13.1	Successors of the Company	- 16 -

	13.2	Acknowledgment by Company	- 16 -

	13.3	Heirs and Representatives of Participant	- 16 -

14.	Notices		- 16 -

	14.1	General	- 16 -

	14.2	Notice of Termination	- 17 -

15.	Administration, Termination, and Amendment of Plan		- 17 -

	15.1	Administration	- 17 -

	15.2	Amendment and Termination of the Plan	- 17 -

16.	Miscellaneous Provisions		- 18 -

	16.1	Unfunded Obligation	- 18 -

	16.2	Duty to Mitigate; Obligations of Company	- 18 -

	16.3	No Representations	- 18 -

	16.4	Waiver	- 18 -

	16.5	Choice of Law	- 18 -

	16.6	Validity	- 18 -

	16.7	Benefits Not Assignable	- 18 -

	16.8	Tax Withholding	- 18 -

	16.9	Consultation with Legal and Financial Advisors	- 19 -

	16.10	Further Assurances	- 19 -

17.	Agreement		- 19 –

JAMBA, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

1. Establishment and Purpose of Plan

1.1 Establishment. The Jamba, Inc. Executive Retention and Severance Plan (the “Plan”) is hereby established by the Compensation Committee of the Board of Directors of Jamba, Inc., effective July 25, 2013 (the “Effective Date).

1.2 Purpose. The Company draws upon the knowledge, experience and advice of its Executive Officers and Key Employees in order to manage its business for the benefit of the Company’s stockholders. Due to the widespread awareness of the possibility of mergers, acquisitions and other strategic alliances in the Company’s industry, the topics of compensation and other employee benefits in the event of a Change in Control or other circumstances that may result in termination of employment are issues in competitive recruitment and retention efforts. The Committee recognizes that such circumstances could lead to uncertainty regarding the consequences of such an event and could adversely affect the Company’s ability to attract, retain and motivate present and future Executive Officers and Key Employees. Therefore, the Committee has determined that it is in the best interests of the Company and its stockholders to provide for the continued dedication of its Executive Officers and Key Employees notwithstanding the possibility or occurrence of a Change in Control or other circumstances that may result in termination of employment by establishing this Plan to provide Executive Officers and Key Employees with enhanced financial security in the event of a Change in Control or termination of employment. The purpose of this Plan is to provide its Participants with specified compensation and benefits in the event of a termination of employment under circumstances specified herein (including in connection with a Change in Control). The Company intends that the Plan comply with all applicable requirements of Section 409A (as defined below), and the Plan shall be so construed. In addition, the Plan is intended to replace such compensation and benefits which may be provided to its Executive Officers and Key Employees pursuant to their existing employment agreements (if any), and participation in this Plan is expressly made contingent on the waiver of such compensation and benefits by the individual Executive Officer or Key Employee.

1.3 Plan Document and Summary Plan Description. This document is intended to serve as both the Plan document for the Plan, and the Plan’s Summary Plan Description.

2. Definitions and Construction

2.1 Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:

(a) “Base Salary Rate” means the annual base salary rate in effect immediately prior to any termination of employment (without giving effect to any reduction in the Participant’s base salary rate constituting Good Reason). For this purpose, base salary does not include any bonuses, commissions, fringe benefits, car allowances, other irregular payments or any other compensation except base salary.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means, except as otherwise set forth in a Participant’s Participation Agreement, any of the following: (i) the Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any member of the Company Group’s documents or records; (ii) the Participant’s material failure to abide by a member of the Company Group’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, the Participant’s improper use or disclosure of a member of the Company Group’s confidential or proprietary information); (iv) any intentional act by the Participant which has a material detrimental effect on a member of the Company Group’s reputation or business; (v) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Committee of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by the Participant of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement; or (vii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation, or moral turpitude, or which impairs the Participant’s ability to perform his or her duties.

(d) “Change in Control” means, except as otherwise set forth in a Participant’s Participation Agreement, the occurrence of any one or a combination of the following:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total fair market value or total combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of Directors; provided, however, that a Change in Control shall not be deemed to have occurred if such degree of beneficial ownership results from any of the following: (A) an acquisition by any person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (B) any acquisition directly from the Company, including, without limitation, pursuant to or in connection with a public offering of securities, (C) any acquisition by the Company, (D) any acquisition by a trustee or other fiduciary under an employee benefit plan of a member of the Company Group, or (E) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or

(ii) an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of Directors or, in the case of an Ownership Change Event described in Section 2.1(s)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(iii) approval by the stockholders of a plan of complete liquidation or dissolution of the Company.

(e) “Change in Control Period” means, except as otherwise set forth in a Participant’s Participation Agreement, the period commencing on the date a Change in Control is consummated and ending eighteen (18) months following the date of such consummation of the Change in Control.

(f) “COBRA” means the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable regulations promulgated thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(h) “Committee” means the Compensation Committee of the Board.

(i) “Company” means Jamba, Inc., a Delaware corporation, and, following a Change in Control, a Successor that agrees to assume all of the rights and obligations of the Company under this Plan or a Successor which otherwise becomes bound by operation of law under this Plan.

(j) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(k) “Current Period Bonus” means any incentive bonus that might be earned by the Participant under the terms of the program, plan, or agreement providing for such bonus in which the Participant is participating for the Company’s performance period in which the Participant’s employment terminates. For this purpose, an incentive bonus shall not include a signing bonus or other nonrecurring cash incentive award. The determination of the amount, if any, of a Current Period Bonus which is based on performance measures shall only be determined after the end of the applicable performance period in accordance with the terms of the program, plan, or agreement providing for such bonus.

(l) “Director” means a member of the Board.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Executive Officer” means an individual employed by the Company as a Senior Vice President or Executive Vice President and serving in such capacity both upon becoming a Participant (unless then serving as a Key Employee) and immediately prior to the first to occur of (i) a condition constituting Good Reason with respect to such individual, (ii) such individual’s termination of employment with the Company Group, or (iii) the consummation of a Change in Control.

(o) “Good Reason” means, except as otherwise set forth in a Participant’s Participation Agreement, termination of employment within thirty (30) days after the occurrence of one or more of the following circumstances: (i) material reduction in the Participant’s Base Salary Rate, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (ii) a change in the Participant’s position and/or duties which constitutes a material diminution of the Participant’s position and/or duties so that the Participant’s duties are no longer consistent with the position held by the Participant prior to such change; or (iii) the relocation of the Participant’s principal place of work to a location more than sixty (60) miles from the Participant’s principal place of work prior to such relocation without the Participant’s prior written approval; provided, however, in all cases that the Company has been provided with written notice of the circumstances giving rise to such potential termination and twenty (20) days from receipt of written notice in which to cure such circumstance.

(p) “Involuntary Termination” means the occurrence of either of the following events:

(i) termination by the Company Group of the Participant’s employment for any reason other than Cause; or

(ii) the Participant’s resignation for Good Reason from employment with the Company Group;

provided, however, that Involuntary Termination shall not include any termination of the Participant’s employment which is (A) for Cause, (B) a result of the Participant’s death or Permanent Disability, or (C) a result of the Participant’s voluntary termination of employment other than for Good Reason.

(q) “Key Employee” means an individual, other than an Executive Officer, who has been designated by the Committee as eligible to participate in the Plan.

(r) “Option” means any option to purchase shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member, on or after the Effective Date, and prior to a Change in Control, including any such option which is assumed by, or for which a replacement option is substituted by, the Successor or any other member of the Company Group in connection with the Change in Control.

(s) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(t) “Participant” means (i) each Executive Officer and (ii) each Key Employee designated by the Committee to participate in the Plan, provided in either case that such individual has executed a Participation Agreement.

(u) “Participation Agreement” means an Agreement to Participate in this Plan in the form attached hereto as Exhibit A or in such other form as the Committee may approve from time to time; provided, however, that, after a Participation Agreement has been entered into between a Participant and the Company, it may be modified only by a supplemental written agreement executed by both the Participant and the Company. The terms of such forms of Participation Agreement need not be identical with respect to each Participant. For example, a Participation Agreement may limit the duration of a Participant’s participation in the Plan or may modify the definition of “Cause,” “Change in Control,” and/or “Good Reason” with respect to a Participant. In addition, the compensation and benefits payable upon an Involuntary Termination may differ from Participant to Participant and from the default provisions set forth in this Plan.

(v) “Permanent Disability” means, if the Participant is provided disability insurance or benefits through the Company Group, the meaning set forth in such policy and/or plan regarding eligibility for long-term disability, otherwise “Permanent Disability” means the Participant’s incapacity due to bodily injury or disease which prevents the Participant from engaging in the full-time performance of the Participant’s duties for a period of six (6) consecutive months or longer.

(w) “Prior Period Bonus” means the aggregate of all incentive bonuses earned by the Participant under the terms of the programs, plans or agreements providing for such bonuses for the Company’s performance period immediately preceding the performance period in which the Participant’s employment terminates. For this purpose, a Prior Period Bonus shall not include a signing bonus or other nonrecurring cash incentive award.

(x) “Release” means a full general release in favor of the Company and any of its affiliate, stockholder, Director, officer, employee, agent, successor and/or assigns releasing all claims, known or unknown in a form acceptable to the Company.

(y) “Restricted Stock” means any compensatory award of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member on or after the Effective Date and prior to a Change in Control, including any shares issued in exchange for any such shares by a Successor or any other member of the Company Group in connection with a Change in Control.

(z) “Restricted Stock Units” means any compensatory award of rights to receive shares of the capital stock or cash in an amount measured by the value of shares of the capital stock of the Company or of any other member of the Company Group granted to a Participant by the Company or any other Company Group member on or after the Effective Date prior to a Change in Control, including any such rights issued in exchange for any such rights by a Successor or any other member of the Company Group in connection with a Change in Control.

(aa) “Section 409A” means Section 409A of the Code and any applicable regulations (including proposed or temporary regulations) and other administrative guidance promulgated thereunder.

(bb) “Section 409A Deferred Compensation” means compensation and benefits provided by the Plan that constitute deferred compensation subject to and not exempted from the requirements of Section 409A.

(cc) “Separation from Service” means a separation from service within the meaning of Section 409A.

(dd) “Severance Benefit Period” means, except as otherwise provided in a Participant’s Participation Agreement, a period of twelve (12) months.

(ee) “Specified Employee” means a specified employee within the meaning of Section 409A.

(ff) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(gg) “Target Bonus” means the aggregate of all annual or semi-annual incentive bonuses (excluding signing bonuses or other nonrecurring cash incentive awards) that would be earned by the Participant for the fiscal year of the Participant’s Involuntary Termination at the targeted rate (assuming attainment of 100% of all applicable performance goals) under the terms of the programs, plans or agreements providing for such bonuses in which the Participant was participating immediately prior to such termination of employment.

(hh) “Termination in the Absence of a Change in Control” means any termination of the Participant’s employment with the Company Group which is not a Termination Upon a Change in Control.

(ii) “Termination Upon a Change in Control” means the occurrence of any of the following events:

(i) termination by the Company Group of the Participant’s employment for any reason other than Cause during a Change in Control Period; or

(ii) the Participant’s resignation for Good Reason from employment with the Company Group during a Change in Control Period;

provided, however, that Termination Upon a Change in Control shall not include any termination of the Participant’s employment which is (A) for Cause, (B) a result of the Participant’s death or Permanent Disability, or (C) a result of the Participant’s voluntary termination of employment other than for Good Reason.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. Eligibility and Participation

Each Executive Officer shall be eligible to become a Participant in the Plan. The Committee shall designate those Key Employees who shall be eligible to become Participants in the Plan. To become a Participant, an Executive Officer or eligible Key Employee must execute a Participation Agreement.

4. Termination in the Absence of a Change in Control.

In the event of a Participant’s Termination in the Absence of a Change in Control, the Participant shall be entitled to receive the applicable compensation and benefits described in this Section 4. The provision, time and manner of payment or distribution of all such compensation and benefits that constitute Section 409A Deferred Compensation shall be subject to, limited by, and construed in accordance with the requirements of Section 409A, including the provisions of Section 7.2 below.

4.1 Involuntary Termination. If the Participant’s Termination in the Absence of a Change in Control constitutes an Involuntary Termination, the Participant shall be entitled to receive:

(a) Accrued Obligations.

(i) all salary, commissions and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(ii) reimbursement within ten (10) business days of submission, within three (3) months following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(iii) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, Option, Restricted Stock, Restricted Stock Unit, stock purchase or other stock-based compensation plan or agreement, health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements;

provided, however, that the Participant shall not be entitled to receive any Prior Period Bonus or Current Period Bonus or any portion(s) thereof which, as of the date of the Participant’s Involuntary Termination, remain unpaid and for which payment has not been earned by such Participant under the terms of the program, plan, or agreement providing for such bonus, except as provided in accordance with Sections 4.1(b)(1) and 4.1(b)(2), below.

(b) Severance Benefits. Provided that within sixty (60) days following the Participant’s Involuntary Termination, the Participant (i) executes and does not revoke the Release applicable to such Participant, and (ii)  complies during the Severance Benefit Period commencing on the date of the Participant’s termination with such other restrictive covenants provided in this Plan, and any other written employment or severance agreement between the Company Group and the Participant, the Participant shall be entitled to receive the following severance payments and benefits. For purposes of this Plan, the restrictive covenants placed on a Participant as a condition to the receipt of severance benefits include the requirements that, during such Severance Benefit Period, the Participant agrees that he or she will not recruit, directly or indirectly, any employee of the Company Group for employment or other services with any other company, organization, or operation, unless the Participants obtains prior written approval from the Committee (which authority may be delegated to the Company’s Chief Executive Officer), and further agrees not to make any voluntary statements, written or oral, or cause or encourage others to make such statements that defame, disparage, or in any way criticize the personal and/or business reputations, practices, or conduct of the Company.

(1) Prior Period Bonus. The Participant shall be entitled to receive any Prior Period Bonus or portion thereof which the Committee determines has been earned by the Participant as of the date of the Participant’s termination of employment under the terms of the programs, plans, or agreements providing for such bonus, but which remains unpaid as of the termination date. Any such earned Prior Period Bonus shall be paid in accordance with the normal timing rules for the payment of such bonuses pursuant to the terms of the program, plan, or agreement providing for such bonus.

(2) Current Period Bonus. The Participant shall be paid an amount with respect to his or her Current Period Bonus only if the criteria for payment of the Current Period Bonus (other than those related to continuous service requirements through the date on which such amounts are earned or paid) are satisfied. The amount of this payment shall equal the amount the Participant would otherwise have received (based on the actual performance of the Company and/or other factors set forth in the program, plan or agreement governing the Current Period Bonus) had he or she remained a service provider to the Company Group through the payment date for such Current Period Bonus multiplied by a fraction, the numerator of which is the number of calendar days during the performance period for the Current Period Bonus that the Participant was a service provider to the Company Group, and the denominator of which is the number of calendar days in such performance period. This amount shall be paid at the same time other active employees receive similar annual bonuses for such fiscal year pursuant to the terms of the program, plan, or agreement providing for such bonus.

(3) Cash Severance Payments. In addition to the foregoing, a Participant who was an Executive Vice President immediately prior to termination, shall be entitled to receive a cash severance payment in an amount equal to one hundred twenty-five percent (125%) of the Participant’s Base Salary Rate. Except as otherwise provided in a Participant’s Participation Agreement, for all other Participants the amount determined pursuant to the preceding sentence shall be based on one hundred percent (100%) of such a Participant’s Base Salary Rate. The amount determined in accordance with this subsection shall be apportioned and paid (less applicable tax withholding) in approximately equal installments commencing on the first regular payday of the Company following the last to occur of (i) the Participant’s termination of employment, and (ii) the date on which the Release becomes effective and non-revocable in accordance with its terms and continuing on each successive regular paydays during the remainder of the Severance Benefit Period applicable to the Participant. Notwithstanding the foregoing, to the extent that this cash severance payment constitutes Section 409A Deferred Compensation, then the installments shall be subject to Section 7.2(e). In addition, this cash severance payment shall be subject to the mitigation provisions of Section 16.2

(4) Health Benefits. For the period commencing immediately following the Participant’s termination of employment and continuing for the duration of the Severance Benefit Period applicable to the Participant, the Company shall arrange to provide the Participant and his or her dependents with health benefits (including medical and dental) substantially similar to those provided to the Participant and his or her dependents immediately prior to the date of such termination of employment. Such benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect as of the Participant’s termination of employment; provided, however, that the Participant shall be subject to any change in the premium cost and/or level of coverage applicable generally to all employees holding the position or comparable position with the Company Group which the Participant held immediately prior to termination of employment. The Company may satisfy its obligation to provide a continuation of health benefits by paying that portion of the Participant’s premiums required under COBRA that exceed the amount of premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment. If the Company is not reasonably able to continue such coverage under the Company’s health benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse (without a tax gross-up) the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage. If the Participant and/or the Participant’s dependents become eligible to receive such coverage under another employer’s health benefit plans during the applicable Severance Benefit Period, the Participant shall report such eligibility to the Company, and the Company’s obligations under this subsection shall cease. For the balance of any period in excess of the applicable Severance Benefit Period during which the Participant is entitled to continuation coverage under COBRA, the Participant shall be entitled to maintain coverage for himself or herself and the Participant’s eligible dependents at the Participant’s own expense. In addition, notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay the Participant on the first day of each month of the Severance Benefit Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA payment period. The Participant may, but is not obligated to, use such Special Severance Payment toward the payment of COBRA premiums.

4.2 Other Terminations. If the Participant’s Termination in the Absence of a Change in Control results from any reason other than an Involuntary Termination, the Participant shall be entitled to receive:

(a) all salary, commissions and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(b) reimbursement within ten (10) business days of submission, within three (3) months following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(c) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, Option, Restricted Stock, Restricted Stock Unit, stock purchase or other stock-based compensation plan or agreement, health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements;

provided, however, that the Participant shall not be entitled to receive any Prior Period Bonus, Current Period Bonus or any portion(s) thereof which, as of the date of the Participant’s termination from employment, remain unpaid and for which the final payment date has not yet occurred under the terms of the program, plan, or agreement providing for such bonus.

5. Treatment of Equity Awards Upon a Change in Control

5.1 Options. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing an Option held by a Participant, in the event of a Change in Control in which the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), does not assume the Company’s rights and obligations under the then-outstanding Options held by the Participant or substitute for such Options substantially equivalent options for the Acquiror’s stock, then the vesting and exercisability of each such Option shall be accelerated in full effective immediately prior to, but conditioned upon the consummation of the Change in Control, provided that, except as otherwise set forth in Section 6 below, the Participant remains an employee or other service provider with the Company Group immediately prior to the Change in Control.

5.2 Restricted Stock and Restricted Stock Units. Notwithstanding any provision to the contrary contained in any plan or agreement evidencing Restricted Stock or Restricted Stock Units held by a Participant, such Restricted Stock and Restricted Stock Units shall vest in full upon the consummation of a Change in Control to the extent that the Restricted Stock Units are not assumed or otherwise substituted for by the Acquiror, provided that, except as otherwise set forth in Section 6 below, the Participant remains an employee or other service provider with the Company Group immediately prior to the Change in Control.

5.3 Other Equity Awards/Performance Awards. Except as set forth in Sections 5.1 and 5.2 above, the treatment of stock-based compensation upon the consummation of a Change in Control shall be determined in accordance with the terms of the plans or agreements providing for such awards. In addition, any award of Options, Restricted Stock, or Restricted Stock Units, the value or vesting of which is determined based on attainment of performance metrics, such awards shall be governed by the terms of the award and not this Section 5.

The provisions of this Section 5 with respect to all amounts that constitute Section 409A Deferred Compensation shall be subject to, limited by, and construed in accordance with the requirements of Section 409A, including the provisions of Section 7.2 below.

6. Termination Upon a Change in Control

In the event of a Participant’s Termination Upon a Change in Control, the Participant shall be entitled to receive the compensation and benefits described in this Section 6. The provision, time and manner of payment or distribution of all such compensation and benefits that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the provisions of Section 7.2 (f) below.

6.1 Accrued Obligations. The Participant shall be entitled to receive:

(a) all salary, commissions and accrued but unused vacation earned through the date of the Participant’s termination of employment;

(b) reimbursement within ten (10) business days of submission, within three (3) months following the Participant’s termination of employment, of proper expense reports of all expenses reasonably and necessarily incurred by the Participant in connection with the business of the Company Group prior to his or her termination of employment; and

(c) the benefits, if any, under any Company Group retirement plan, nonqualified deferred compensation plan, stock purchase or other stock-based compensation plan or agreement (other than any such plan or agreement pertaining to Options, Restricted Stock or Restricted Stock Units or other stock-based compensation whose treatment is prescribed by Section 6.2(e) below), health benefits plan or other Company Group benefit plan to which the Participant may be entitled pursuant to the terms of such plans or agreements.

6.2 Severance Benefits. Provided that within sixty (60) days following the Participant’s Involuntary Termination, the Participant (i) executes and does not revoke the Release applicable to such Participant, and (ii)  complies with such other restrictive covenants provided in Section 4.1(b) of this Plan, and any other written employment or service agreement between the Company Group and the Participant for the Severance Benefit Period the Participant shall be entitled to receive the following severance payments and benefits:

(a) Prior Period Bonus. The Participant shall be entitled to receive any Prior Period Bonus or portion thereof which the Committee determines has been earned by the Participant as of the date of the Participant’s termination of employment under the terms of the program, plan or agreement providing for such bonus, but which remains unpaid as of such date. Any such earned Prior Period Bonus shall be paid in accordance with the normal timing rules for the payment of such bonuses pursuant to the terms of the program, plan, or agreement providing for such bonus.

(b) Cash Severance Payment. Subject to Section 7.2, within ten (10) business days following the last to occur of (i) the Participant’s termination of employment, and (ii) the date on which the Release becomes effective and non-revocable in accordance with its terms, the Company shall pay to the Participant who was an Executive Vice President immediately prior to termination in a lump sum cash payment an amount equal to the sum of (A) one hundred twenty-five percent (125%) of the Participant’s Base Salary Rate; and (B) the Participant’s Target Bonus. Except as otherwise provided in a Participant’s Participation Agreement, for all other Participants the amount determined pursuant to Section 6.2(b) shall be based on one hundred percent (100%) of such a Participant’s Base Salary Rate.

(c) Health Benefits. For the period commencing immediately following the Participant’s termination of employment and continuing for the duration of the Severance Benefit Period applicable to the Participant, the Company shall arrange to provide the Participant and his or her dependents with health benefits (including medical and dental), substantially similar to those provided to the Participant and his or her dependents immediately prior to the date of such termination of employment. Such health benefits shall be provided to the Participant at the same premium cost to the Participant and at the same coverage level as in effect as of the Participant’s termination of employment; provided, however, that the Participant shall be subject to any change in the premium cost and/or level of coverage applicable generally to all employees holding the position or comparable position with the Company which the Participant held immediately prior to the Change in Control. The Company may satisfy its obligation to provide a continuation of health benefits by paying that portion of the Participant’s premiums required under COBRA that exceed the amount of premiums that the Participant would have been required to pay for continuing coverage had he or she continued in employment. If the Company is not reasonably able to continue such coverage under the Company’s health benefit plans, the Company shall provide substantially equivalent coverage under other sources or will reimburse (without a tax gross-up) the Participant for premiums (in excess of the Participant’s premium cost described above) incurred by the Participant to obtain his or her own such coverage. If the Participant and/or the Participant’s dependents become eligible to receive any such coverage under another employer’s health benefit plans during the applicable Severance Benefit Period, the Participant shall report such eligibility to the Company, and the Company’s obligations under this subsection shall cease. For the balance of any period in excess of the applicable Severance Benefit Period during which the Participant is entitled to continuation coverage under COBRA, the Participant shall be entitled to maintain coverage for himself or herself and the Participant’s eligible dependents at the Participant’s own expense. In addition, notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect instead to pay the Participant on the first day of each month of the Severance Benefit Period, a Special Severance Payment for the remainder of the COBRA payment period. The Participant may, but is not obligated to, use such Special Severance Payment toward the payment of COBRA premiums.

(d) Acceleration of Vesting of Options, Restricted Stock, Restricted Stock Units and Other Stock-Based Compensation. Notwithstanding any provision to the contrary contained in any agreement evidencing an Option, Restricted Stock, Restricted Stock Units or other stock-based compensation award granted after the Effective Date, the vesting and/or exercisability of each of the Participant’s outstanding Options, Restricted Stock, Restricted Stock Units and other stock-based compensation awards which was not otherwise accelerated pursuant to Section 5 shall be accelerated in full effective as of the date of the Participant’s termination of employment so that each such Option, share of Restricted Stock, Restricted Stock Unit and other stock-based compensation award held by the Participant shall be immediately exercisable and/or fully vested as of such date; provided, however, that such acceleration of vesting and/or exercisability shall not apply to any stock-based compensation award where such acceleration would result in plan disqualification or would otherwise be contrary to applicable law (e.g., an employee stock purchase plan intended to qualify under Section 423 of the Code). In addition, to the extent that the vesting of any Restricted Stock, Restricted Stock Units and/or other stock-based compensation award is based on the achievement of performance metrics, the vesting of such awards shall be determined based on the terms of such awards and not this Section 6.2(d).

7. Certain Federal Tax Considerations

7.1 Federal Excise Tax Under Section 4999 of the Code

(a) Treatment of Excess Parachute Payments. In the event that any payment or benefit received or to be received by a Participant pursuant to this Plan or otherwise payable to the Participant (collectively, the “Payments”) would subject the Participant to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), due to the characterization of the Payments as “excess parachute payments” under Section 280G of the Code or any similar or successor provision (“Section 280G”), then, notwithstanding the other provisions of this Plan, the amount of the Payments shall not exceed the amount which produces the greatest after-tax benefit to the Participant.

(b) Determination of Amounts.

(1) Determination by Accountants. All computations and determinations called for by this Section 7.1 shall be promptly determined and reported in writing to the Company and the Participant by independent public accountants selected by the Company and reasonably acceptable to the Participant (the “Accountants”), and all such computations and determinations shall be conclusive and binding upon the Participant and the Company. For purposes of such determinations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determinations. The Company shall bear all fees and expenses charged by the Accountants in connection with such services.

(2) Order of Reduction. If a reduction in the Payments is necessary so that the Payments do not result in the imposition of an Excise Tax, and none of the Payments are Section 409A Deferred Compensation, then the reduction shall occur in the manner elected by the Participant in writing prior to the date of payment in accordance with such procedures as the Company may establish for this purpose. If any Payment constitutes Section 409A Deferred Compensation or if the Participant fails to elect an order, then the order of the reduction of the Payments will be (i) first by reducing cash payments, (ii) second by the reduction of equity awards which are valued in full for purposes of Section 280G, (iii) third equity awards which are valued based on their value of acceleration, and (iv) all other benefits, all in the inverse order of when payment or benefit in each category would have been made to the Participant, with such reductions in each category coming first from those that constitute Section 409A Deferred Compensation, and the remainder from other amounts, until the reduction is achieved.

7.2 Compliance with Section 409A. Notwithstanding any other provision of the Plan to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by the Plan that constitute Section 409A Deferred Compensation shall be subject to, limited by and construed in accordance with the requirements of Section 409A, including the following:

(a) Separation from Service. To the extent required to avoid the imposition of additional taxes and penalties under Section 409A, payments and benefits otherwise payable or provided pursuant this Plan upon a Participant’s termination of employment shall be paid or provided only at the time of a termination of Participant’s employment which constitutes a Separation from Service.

(b) Six-Month Delay Applicable to Specified Employees. Payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to this Plan upon the Separation from Service of a Participant who is a Specified Employee shall be paid or provided commencing on the later of (1) the date that is six (6) months after the date of such Separation from Service or, if earlier, the date of death of the Participant (in either case, the “Delayed Payment Date”), or (2) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with this Plan. All such amounts that would, but for this Section 7.2(b), become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.

(c) Heath Benefits. In the event that all or any of the health benefits to be provided pursuant to Section 4.1(b)(4) or Section 6.2(c) as a result of a Participant’s Separation from Service constitute Section 409A Deferred Compensation, the Company shall provide for such health benefits constituting Section 409A Deferred Compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A, the Company shall determine the premium cost (net of the portion of such premium cost required to be paid by the Participant pursuant to applicable provision of the Plan) necessary to provide such benefits constituting Section 409A Deferred Compensation for the applicable Severance Benefit Period and shall pay each such net premium cost which becomes due and payable during the applicable Severance Benefit Period on the applicable due date for such premium; provided, however, that if the Participant is a Specified Employee, the Company shall not pay any such net premium cost until the Delayed Payment Date. If the Company’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, the Participant shall pay the net premium cost otherwise payable by the Company prior to the Delayed Payment Date, and on the Delayed Payment Date the Company shall reimburse the Participant for such Company net premium cost paid by the Participant and shall pay the balance of the Company’s net premium cost necessary to provide such benefit coverage for the remainder of the applicable Severance Benefit Period as and when it becomes due and payable over the applicable period.

(d) Restricted Stock Units and Other Stock-Based Awards. The vesting of any Restricted Stock Units or other stock-based compensation awards which constitute Section 409A Deferred Compensation and are held by a Participant who is a Specified Employee shall be accelerated in accordance with Section 6.2(d) to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date. Restricted Stock Units and other stock-based compensation which vests and becomes payable upon a Change in Control in accordance with Section 5.2 shall not be subject to this Section 7.2(d).

(e) Payment Commencement Date. Notwithstanding anything in this Plan to the contrary, to the extent any payment or benefit which constitutes Section 409A Deferred Compensation is contingent upon the execution and non-revocation of a Release, then such payment or benefit shall not commence until the later of (i) the first payroll date occurring on or after the sixtieth (60th) day following the Participant’s Separation from Services, and (ii) the set payment date otherwise established for commencing the payments and/or benefits.

(f) Payment Upon Change in Control. Notwithstanding any provision of the Plan to the contrary, to the extent that any amount constituting Section 409A Deferred Compensation would become payable in a lump sum under this Plan by reason of a Change in Control, such amount shall become payable in a lump sum only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A (a “409A Change in Control”). Any payment or benefit which constitutes Section 409A Deferred Compensation and which would otherwise be payable in a lump sum upon a Change in Control that does not qualify shall be paid, in the case of cash severance payments, based on the time and forms prescribed by Sections 4.1(b)(3) and 7.2(e), and with respect to other awards or programs (including, but not limited to Restricted Stock Units and bonus awards) in accordance with the plan or other documents governing such award.

(g) Separate Payments. It is intended that each installment of the payments and/or benefits provided under the Plan is a separate “payment” for purposes of Section 409A.

(h) No Representation Regarding Section 409A Compliance. Notwithstanding any other provision of the Plan, the Company makes no representation that Awards shall be exempt from, or comply with Section 409A. No member of the Company Group shall be liable for any tax, penalty or interest imposed on a Participant by Section 409A.

8. Conflict in Benefits; Noncumulation of Benefits

8.1 Effect of Plan. The terms of this Plan, when accepted by a Participant pursuant to an executed Participation Agreement, shall supersede all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Plan (including, but not limited to any severance provisions under any employment agreement entered into prior to the Effective Date and/or the date the Participant executes his or her Participation Agreement), and shall be the exclusive agreement for the determination of any payments and benefits due to the Participant.

8.2 Noncumulation of Benefits. Except as expressly provided in a written agreement between a Participant and the Company entered into after the date of such Participant’s Participation Agreement and which expressly disclaims this Section 8.2 and is approved by the Board or the Committee, the total amount of payments and benefits that may be received by the Participant as a result of the events described in Sections 4, 5, and 6 pursuant to (a) the Plan, (b) any agreement between the Participant and the Company, or (c) any other plan, practice, or statutory obligation of the Company, shall not exceed the amount of payments and benefits provided by this Plan upon such events, and the aggregate amounts payable under this Plan shall be reduced to the extent of any excess (but not below zero).

9. Exclusive Remedy

The payments and benefits provided by Section 4 and Section 6 shall constitute the Participant’s sole and exclusive remedy for any alleged injury or other damages arising out of the cessation of the employment relationship between the Participant and the Company in the event of the Participant’s Termination in the Absence of a Change in Control or the Participant’s Termination Upon a Change in Control, respectively. The Participant shall be entitled to no other compensation, benefits, or other payments from the Company as a result of (a) the Participant’s Termination in the Absence of a Change in Control with respect to which the payments and benefits described in Section 4, if applicable, have been provided to the Participant, or (b) the Participant’s Termination Upon a Change in Control with respect to which the payments and benefits described in Section 6 have been provided to the Participant, except as expressly set forth in this Plan or, subject to the provisions of Section 8.2, in a duly executed written agreement between Company and the Participant.

10. Proprietary and Confidential Information

The Participant agrees to continue to abide by the terms and conditions of the confidentiality and/or proprietary rights agreement between the Participant and the Company or any other member of the Company Group.

11. No Contract of Employment

Neither the establishment of the Plan, nor any amendment thereto, nor the payment or provision of any benefits shall be construed as giving any person the right to be retained by the Company, a Successor or any other member of the Company Group. Except as otherwise established in an employment agreement between the Company and a Participant, the employment relationship between the Participant and the Company is an “at-will” relationship. Accordingly, either the Participant or the Company may terminate the relationship at any time. In addition, nothing in this Plan shall in any manner obligate any Successor or other member of the Company Group to offer employment to any Participant or to continue the employment of any Participant which it does hire for any specific duration of time.

12. Claims for Benefits

12.1 ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of Employee Retirement Income Security Act of 1974 (“ERISA”) and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company Group.

12.2 Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) shall be submitted to the highest Company’s level officer in charge of Human Resources (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator. Notwithstanding the foregoing, in the event that the Participant would otherwise be the Claims Administrator, then the Company’s Chief Executive Officer shall act as the Claims Administrator.

12.3 Appeal of Denial of Claim.

(a) If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(1) The specific reason or reasons for the denial;

(2) Specific references to the Plan provisions on which the denial is based;

(3) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(4) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(b) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c) If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Committee (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:

(i) may request in writing that the Appeals Administrator review the denial;

(ii) may review pertinent documents; and

(iii) may submit issues and comments in writing.

(d) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

(i) The specific reason or reasons for the denial;

(ii) Specific references to the Plan provisions on which the denial is based;

(iii) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section  502(a) following an adverse benefit determination.

13. Successors and Assigns

13.1 Successors of the Company. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

13.2 Acknowledgment by Company. If, after a Change in Control, the Company fails to reasonably confirm that it has performed the obligation described in Section 13.1 within twenty (20) days after written notice from the Participant, such failure shall be a material breach of this Plan and shall entitle the Participant to resign for Good Reason and to receive the benefits provided under this Plan in the event of Termination Upon a Change in Control.

13.3 Heirs and Representatives of Participant. This Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees or other beneficiaries. If the Participant should die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, then all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant’s estate.

14. Notices

14.1 General. For purposes of this Plan, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, as follows:

(a) if to the Company:

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Attention: ________________

(b) if to the Participant, at the home address which the Participant most recently communicated to the Company in writing.

Either party may provide the other with notices of change of address, which shall be effective upon receipt.

14.2 Notice of Termination. Any termination by the Company of the Participant’s employment or any resignation of employment by the Participant shall be communicated by a notice of termination or resignation to the other party hereto given in accordance with Section 14.1. Such notice shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date.

15. Administration, Termination, and Amendment of Plan

15.1 Administration. The Committee shall act as the plan administrator of the Plan. The Committee has discretion and authority to administer the Plan, including the discretion and authority to:

(a) adopt such rules as it deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules and to remedy ambiguities, errors or omissions in the Plan;

(b) determine questions of eligibility and entitlement to benefits and any other terms of the Plan applicable to the Participants; the Committee’s determinations are conclusive and binding on all parties affected by its determinations;

(c) act under the Plan on a case-by-case basis; the Committee’s decisions under the Plan need not be uniform with respect to similarly situated Participants; and

(d) delegate its authority under the Plan to any director, officer, employee, or group of directors, officers and/or employees of the Company; provided that if any person with administrative authority becomes eligible or makes a claim for Plan benefits, that person will have no authority with respect to any matter specifically affecting his/her individual interest under the Plan, and the Committee will designate another person to exercise such authority.

15.2 Amendment and Termination of the Plan. The Committee may amend or terminate the Plan in any respect (including any change to the severance benefits) at any time; provided, however, that with respect to any amendment to severance benefits which would reduce the severance benefits provided to any Participant hereunder (“Adverse Amendment”) or any termination of the Plan, such Adverse Amendment or termination shall be effective only with one year notice to Participants; provided further, however, that (i) any Adverse Amendment or termination will not be effective if there is a Change in Control during the one year notice period, and (ii) an Adverse Amendment cannot be made and the Plan cannot be terminated during the Change in Control Period. A Participant ceasing to be eligible under the terms of the Plan before a Change in Control is not an amendment or termination of the Plan.

16. Miscellaneous Provisions

16.1 Unfunded Obligation. Any amounts payable to Participants pursuant to the Plan are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.

16.2 Duty to Mitigate; Obligations of Company. Notwithstanding anything in Section 4.1(b)(3) to the contrary, during the Severance Benefit Period, the Participant shall use his or her best efforts to obtain other employment and to pursue other business opportunities and activities, at a comparable level, and any amounts otherwise payable pursuant to Section 4.1(b)(3) shall be reduced by all amounts (whether direct or indirect salary, compensation or otherwise) earned by the Participant from other employment or business activities during the Severance Benefit Period.

16.3 No Representations. By executing a Participation Agreement, the Participant acknowledges that in becoming a Participant in the Plan, the Participant is not relying and has not relied on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Plan.

16.4 Waiver. No waiver by the Participant or the Company of any breach of, or of any lack of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

16.5 Choice of Law. This Plan shall generally be governed by Federal law under ERISA. To the extent otherwise applicable, the laws of the State of California, shall apply without regard to its conflict of law provisions.

16.6 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

16.7 Benefits Not Assignable. Except as otherwise required by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted transfer or assignment thereof shall be effective. No right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

16.8 Tax Withholding. All payments made pursuant to this Plan will be subject to withholding of applicable income and employment taxes.

16.9 Consultation with Legal and Financial Advisors. By executing a Participation Agreement, the Participant acknowledges that this Plan confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged the Participant to consult with the Participant’s personal legal and financial advisors; and that the Participant has had adequate time to consult with the Participant’s advisors before executing the Participation Agreement.

16.10 Further Assurances. From time to time, at the Company’s request and without further consideration, the Participant shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of the Plan, the Participant’s Participation Agreement, and/or Release.

17. Agreement

By executing a Participation Agreement, the Participant acknowledges that the Participant has received a copy of this Plan and has read, understands and is familiar with the terms and provisions of this Plan. This Plan shall constitute an agreement between the Company and the Participant executing a Participation Agreement.

IN WITNESS WHEREOF, the undersigned Assistant Secretary of the Company certifies that the foregoing Plan was duly adopted by the Committee on _______________, 2013.

_________________________________________

EXHIBIT A

FORM OF

AGREEMENT TO PARTICIPATE IN THE

JAMBA, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

AGREEMENT TO PARTICIPATE IN THE

JAMBA, INC.

EXECUTIVE RETENTION AND SEVERANCE PLAN

In consideration of the benefits provided by the Jamba, Inc. Executive Retention and Severance Plan (the “Plan”), the undersigned employee of Jamba, Inc.(the “Company”) and the Company agree that, as of the date written below, the undersigned shall become a Participant in the Plan and shall be fully bound by and subject to all of its provisions. All references to a “Participant” in the Plan shall be deemed to refer to the undersigned.1

The undersigned employee acknowledges that the Plan confers significant legal rights and constitutes a waiver by Participant of rights under other agreements with the Company (including, but not limited to the employment agreement between the Participant and the Company dated ______________); that the Company has encouraged the undersigned to consult with the undersigned’s personal legal and financial advisors; and that the undersigned has had adequate time to consult with the undersigned’s advisors before executing this agreement.

The undersigned employee acknowledges that he or she has received a copy of the Plan and has read, understands and is familiar with the terms and provisions of the Plan. The undersigned employee further acknowledges that (1) the undersigned is waiving any right to a jury trial in the event of any dispute arising out of or related to the Plan, and (2) except as otherwise established in an employment agreement between the Company and the undersigned, the employment relationship between the undersigned and the Company is an “at-will” relationship.

Executed on _________________________.

PARTICIPANT	JAMBA, INC.

By:
Signature	Name:
Title:

Name Printed

Address

1 If the Company desires to allow for a Key Employee (non-Executive Vice President or Senior Vice President) to participate, add the following paragraph and review other provisions to modify as appropriate: “The undersigned is a “Key Employee” (as defined by the Plan) as of the date of this Agreement. If the undersigned remains a Key Employee, but not an “Executive Officer,” for the purpose of determining any severance payments or benefits to which the undersigned may become entitled under the Plan, then the “Severance Benefit Period” applicable to the undersigned under the Plan shall be periods of ________ months.”